Exhibit 23.5

CONSENT OF ADITUM CONSULTING GROUP S.A.S. DE C.V.

We hereby consent to the use of our name in the Registration Statement on Form F-1 of Auna S.A. and any amendments thereto (the “Registration Statement”) and the references to and information contained in our report “Diseño y Adecuación de Modelo Operativo Oncosalud en México” (Design and Suitability of Oncosalud Operating Model in Mexico) prepared for Auna S.A. on March 27, 2022, wherever appearing in the Registration Statement, including but not limited under the headings “Summary”, “Risk Factors” and “Business” in the Registration Statement.

Dated: January 5, 2024

ADITUM CONSULTING GROUP S.A.S. DE C.V.

By:	/s/ Christian Azael Pichardo Piña
Name:	Christian Azael Pichardo Piña
Title:	Director General